Exhibit 4

Execution Version

CREDIT AGREEMENT

dated as of

September 19, 2007

between

BEST BUY CO., INC.

The SUBSIDIARY GUARANTORS Party Hereto

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

$2,500,000,000

J.P. MORGAN SECURITIES INC.

as Sole Lead Arranger and Sole Bookrunner

BANK OF AMERICA, N.A.,

HSBC BANK USA, N.A.

and

U.S. BANK NATIONAL ASSOCIATION,

as Syndication Agents

i

SCHEDULE 1 - Commitments
SCHEDULE 2 - Existing and Available Indebtedness; Certain Existing Liens
SCHEDULE 3 - Restrictive Agreements
SCHEDULE 4 - Subsidiaries
EXHIBIT A - Form of Assignment and Assumption
EXHIBIT B - Form of Guarantee Assumption Agreement
EXHIBIT C - Form of Opinion of General Counsel to the Borrower
EXHIBIT D - Form of Opinion of Latham & Watkins LLP, Special Counsel to the Borrower
EXHIBIT E - Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP, New York Counsel to JPMCB
EXHIBIT F - MCR Cost
EXHIBIT G - Form of Non-Bank Certificate
EXHIBIT H - Form of Borrowing Request

CREDIT AGREEMENT dated as of September 19, 2007, between BEST BUY CO., INC., the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) make extensions of credit (by means of loans and letters of credit) to the Borrower in an original aggregate principal or face amount not exceeding $2,500,000,000 at any one time outstanding in U.S. dollars and other agreed currencies. The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitment Lender” means any Person that agrees to provide a Commitment or (in the case of an existing Lender) agrees to increase the amount of its Commitment, in each case pursuant to Section 2.09(e) or 2.20, with the consent of the Administrative Agent (such consent not to be unreasonably withheld).

“Adjusted LIBO Rate” means, for the Interest Period for any Syndicated Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period; provided, that “Adjusted LIBO Rate” for any Interest Period for any Borrowing denominated in Sterling or Euro shall be adjusted, if applicable, as reasonably determined by the Administrative Agent in accordance with Exhibit F to reflect the MCR Cost.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Foreign Currency” means, at any time, any of Canadian Dollars, Sterling, Japanese Yen, Euros, and, with the agreement of each Lender, any other Foreign Currency, so long as, in respect of any such specified Currency or other Foreign Currency, at such time (a) such Currency is dealt with in the London interbank deposit market, (b) such Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Currency by any Lender for making any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan (including any Swingline Loan) or Syndicated Eurocurrency Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption ABR Spread, Eurocurrency Spread or Facility Fee Rate, as the case may be, based upon the applicable Moody’s Rating, S&P Rating and/or Fitch Rating, respectively, applicable on such date:

S&P Rating/ Moody’s Rating/ Fitch Rating:	ABR Spread	Eurocurrency Spread	Facility Fee Rate
Category 1 BBB+/Baa1/BBB+ or higher	0.000%	0.320%	0.080%
Category 2 BBB/Baa2/BBB	0.000%	0.360%	0.090%
Category 3 BBB-/Baa3/BBB-	0.000%	0.475%	0.125%
Category 4 less than BBB-/Baa3/BBB-	0.000%	0.600%	0.150%

For purposes of the foregoing, (i) if any of Moody’s, S&P or Fitch shall not have in effect a Moody’s Rating, an S&P Rating or a Fitch Rating, as the case may be (other than by reason of the circumstances referred to in the last sentence of this definition), then the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, such rating agency shall be deemed to have established a rating in Category 4; (ii) if the Moody’s Rating, S&P Rating or Fitch Rating established or deemed to have been established by Moody’s, S&P or Fitch, as the case may be, shall fall within different Categories, the Applicable Rate shall be based on the lower of the two highest such ratings; and (iii) if the Moody’s Rating, S&P Rating or Fitch Rating established or deemed to have been established by Moody’s, S&P or Fitch, as the case may be, shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 6.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 10.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” means a Letter of Credit with an initial expiry date of one year or less after the date of its issuance that has automatic renewal provisions.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Best Buy Co., Inc., a Minnesota corporation.

“Borrowing” means (a) all Syndicated ABR Loans made, converted or continued on the same date, (b) Syndicated Eurocurrency Loans or Competitive Loans of the same Class, Type and Currency that have the same Interest Period (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type and Currency) or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurocurrency Loan, or to a borrowing, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in the Currency of such Borrowing are carried out in the London interbank market and (c) if such day relates to a Competitive Bid Request or Competitive Bid for a Competitive Eurocurrency Loan denominated in any Foreign Currency, or  to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Borrowing denominated in any Foreign Currency, or to a notice by the Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a day on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center for such Foreign Currency.

“Canadian Dollars” means lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Flow Leverage Ratio” means, as of the last day of any Measurement Period, the ratio of (a) Net Interest-bearing Indebtedness on such day plus eight times Rental and Lease Expense for the Measurement Period ended on such day, to (b) the sum of EBITDA and Rental and Lease Expense for the Measurement Period ended on such day.

“Change in Control” means either (a) the occurrence, after the Effective Date, of any of any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of common stock of the Borrower representing 50% or more of the combined voting power of all common stock of the Borrower entitled to vote in the election of directors or (b) during any period of up to twelve consecutive months, whether commencing before or after the Effective Date, individuals who at the beginning of such twelve-month period were directors of the Borrower, ceasing for any reason (other than by reason of death, disability or scheduled retirement) to constitute a majority of the Board of Directors of the Borrower, unless such directors were replaced by new directors whose election to the Board of Directors of the Borrower, or whose nomination for election by the shareholders of the Borrower, was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Syndicated Loans, Competitive Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Syndicated Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 1, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or, in the case of an Additional Commitment Lender, in the agreement reflecting its Commitment Increase (in the case of Section 2.09) or its new or additional commitment (in the case of Section 2.20), as applicable. The initial aggregate amount of the Lenders’ Commitments is $2,500,000,000.

“Commitment Increase” has the meaning set forth in Section 2.09(e).

“Commitment Increase Date” has the meaning set forth in Section 2.09(e).

“Commitment Termination Date” means (a) September 19, 2012 (or, if such date is not a Business Day, the immediately preceding Business Day) or (b) with respect to any Lender the Commitment of which has been extended pursuant to Section 2.20, the date to which such Lender’s Commitment has been so extended.

“Competitive”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are made pursuant to Section 2.04.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Currency” means Dollars or any Foreign Currency.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Documentary Letter of Credit” means a Letter of Credit which requires that the drafts thereunder be accompanied by a document of title covering or securing title to the goods acquired with the proceeds of such drafts.

“Dollar Equivalent” means, with respect to any Borrowing denominated in any Foreign Currency, the amount of Dollars that would be required to purchase the amount of the Foreign Currency of such Borrowing on the date two Business Days prior to the date of such Borrowing (or, in the case of any determination made under Section 2.11(b) or redenomination under the last sentence of Section 2.18(a), on the date of determination or redenomination therein referred to), based upon the spot selling rate at which the Administrative Agent offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized or incorporated under the laws of any State within the United States of America or the District of Columbia.

“EBITDA” means, for any period, the consolidated net income of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP plus (a) to the extent deducted in determining such consolidated net income, the sum of (i) interest expense (net of interest income), income tax expense and depreciation and amortization, all as determined in accordance with GAAP, (ii) extraordinary, non-recurring or unusual charges or losses, (iii) charges resulting from the application of FASB Statement Number 123 (Revised), (iv) other non-cash charges, and (v) losses arising from the sale of assets other than in the ordinary course of business, minus (b) to the extent included in such consolidated net income, extraordinary gains and gains arising from the sale of assets other than in the ordinary course of business.

“Effective Date” means the date on which the Administrative Agent declares this Agreement effective as provided in Section 5.01.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under

Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency “, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Syndicated Loan or a Syndicated Borrowing, the Adjusted LIBO Rate, or (b) in the case of a Competitive Loan or a Competitive Borrowing, the LIBO Rate.

“Euros” has the meaning assigned to such term in Section 10.11(a).

“Event of Default” has the meaning assigned to such term in Article VIII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes or minimum Taxes imposed on it (in lieu of net income Taxes), by any Governmental Authority of the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or Issuing Lender, in which its applicable lending office is located, or any Taxes imposed on a Lender by reason of any connection between the Lender and the taxing jurisdiction other than by solely entering into this Agreement or receiving payments, performing its obligations or enforcing its rights hereunder, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Lender or Issuing Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding Tax that is imposed by the United States on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.17(e) or (f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) or (c).

“Existing Commitment Termination Date” has the meaning set forth in Section 2.20(a).

“Extension Effective Date” has the meaning set forth in Section 2.20(a).

“Extension Request” has the meaning set forth in Section 2.20(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the principal financial officer, chief financial officer, principal accounting officer, treasurer, controller or director-treasury of the Borrower.

“Fitch” means Fitch IBCA, Inc.

“Fitch Rating” means Fitch’s long term issuer default rating for the Borrower.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Competitive Eurocurrency Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid. When used in reference to any Loan or Borrowing, “Fixed Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are Competitive Loans bearing interest at a Fixed Rate.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B by an entity that, pursuant to Section 6.08 is required to become a “Subsidiary Guarantor” hereunder in favor of the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan (including the Borrower’s omnibus stock and incentive plan and the Borrower’s employee stock purchase plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedging Agreement.

“Indebtedness”  means, with respect to any Person at any time of determination, without duplication, the amount which in conformity with GAAP should then be shown on the balance sheet of such Person as a liability in respect of (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued by such Person, (d) all obligations of such Person for the deferred purchase price of property not constituting a current liability, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person in respect of interest rate protection agreements, (g) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (h) all Guarantees by such Person of Indebtedness of others and (i) all Indebtedness of others secured by any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated July, 2007 relating to the Borrower and the Transactions.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) the sum of EBITDA and Rental and Lease Expense for such Measurement Period to (b) the sum of Net Interest Expense/Income and Rental and Lease Expense for such Measurement Period.

“Interest Election Request” means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan, each Quarterly Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurocurrency Loan of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period therefor and, in the case of any Interest Period for a Fixed Rate Loan of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at 90-day intervals after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Loan, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means:

(a)           for any Syndicated Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is seven days or one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter or, with respect to such portion of any Syndicated Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Commitment Termination Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Commitment Termination Date, as specified in the applicable Borrowing Request or Interest Election Request;

(b)           for any Competitive Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Competitive Bid Request; and

(c)           for any Fixed Rate Loan or Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Loan or Borrowing and ending on the date specified in the applicable Competitive Bid Request;

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Commitment Termination Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of a Syndicated Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Issuing Lender” means each of JPMCB and each other Lender designated by the Borrower as an “Issuing Lender” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as an issuer of one or more Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(j), in each case so long as such Person shall remain an Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” means lawful currency of Japan.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or in accordance with Section 2.09 or 2.20, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing denominated in any Currency, the rate appearing on the Screen at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as LIBOR for deposits denominated in such Currency with a maturity comparable to such Interest Period.

In the event that such rate is not available on the Screen at such time for any reason, then, unless the last sentence of Section 10.11(e) is applicable, the LIBO Rate for such Interest Period shall be the rate at which deposits in such Currency in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR” means, for any Currency, the rate at which deposits denominated in such Currency are offered to leading banks in the London interbank market.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, each Guarantee Assumption Agreement and the Letter of Credit Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Margin Stock” means “margin stock” within the meaning of Regulation U issued by the Board, as from time to time amended

“Material Adverse Effect” means (a) a materially adverse effect on the business, assets, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) material impairment of the ability of any Obligor to perform any material obligation under any Loan Document to which such Person is or becomes a party or (c) material impairment of any of the material rights of, or benefits available to, the Administrative Agent, the Issuing Lenders or the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $150,000,000.

“Material Subsidiary” means, at any time, with respect to any fiscal year of the Borrower, any Subsidiary which accounted for an amount equal to or greater than five (5%)  percent of the consolidated aggregate revenues of the Borrower for such fiscal year, provided that, notwithstanding the foregoing, each Subsidiary Guarantor shall be deemed to be a “Material Subsidiary”.

“MCR Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Exhibit F.

“Measurement Period” means a period of four fiscal quarters ending on the last day of a fiscal quarter of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means Moody’s rating of the Borrower’s long term, unenhanced, senior unsecured debt.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Interest-bearing Indebtedness” means, as of the last day of any Measurement Period, all Indebtedness of the Borrower and its Subsidiaries for borrowed money or that bears interest and that, in accordance with GAAP, would be classified as long term or short term debt on the consolidated balance sheet of the Borrower, net of the aggregate amount of invested cash and cash equivalents held by the Borrower or any Subsidiary as of such date, excluding any such cash and cash equivalents that (a) are subject to any Liens, (b) are subject to any restrictions on the use or disposition thereof or (c) are held by a Subsidiary, to the extent such Subsidiary is subject to any restriction on the distribution of such cash or cash equivalents without prior approval or waiver (that has not been obtained), pursuant to the terms of such Subsidiary’s organizational documents or any agreement, judgment, order, law or other restriction binding upon such Subsidiary; provided that in no event shall Net Interest-bearing Indebtedness be less than zero.

“Net Interest Expense/Income” means, for any period of determination, interest expense minus interest income, in each case calculated on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

“Non-Extending Lender” has the meaning set forth in Section 2.20(a).

“Obligor” means the Borrower and each Subsidiary Guarantor.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens for Taxes not delinquent or which are being contested in good faith by appropriate proceedings and for which whatever reserves required by GAAP have been established;

(b)           Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto and other similar charges or encumbrances;

(c)           Liens imposed by law, such as landlord’s, materialmens’, mechanic’s, workmen’s, repairmen’s, carriers’, warehousemans’, vendors’ or other similar liens and encumbrances arising in the ordinary course of the business of the Borrower or any of its Subsidiaries, or governmental (federal, state or municipal) Liens arising out of contracts for the sale of products or services by the Borrower or any of its Subsidiaries, in each case, securing obligations that are not overdue by more than 30 days or which are being contested in compliance with Section 6.04, or deposits or pledges to obtain the release of any of the foregoing Liens;

(d)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, government contracts, supply agreements, utilities, performance and return-of money bonds contracts, surety and appeal bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           licenses, leases, or subleases granted to third Persons or to the Borrower or its Subsidiaries by the Borrower and its Subsidiaries in the ordinary course of business;

(f)            Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower and its Subsidiaries (excluding deposits securing the repayment of Indebtedness);

(g)           Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry securing obligations under commodities agreements;

(h)           Liens arising in connection with Capital Lease Obligations; provided that no such Lien shall extend to or cover any assets other than the assets subject to the applicable capital leases;

(i)            any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii);

(j)                                     Liens on any property or assets of any Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary, provided that such Lien was not incurred in contemplation thereof and does not extend to any other property of the Borrower or any of its Subsidiaries;

(k)                                  Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(l)                                     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)                               judgment Liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VIII;

(n)                                 Liens solely on cash earnest money deposits made by Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder; provided that such Liens are granted on customary business terms and in the ordinary course of business of the Borrower or such Subsidiary; and

(o)                                 Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, in each case existing solely with respect to cash or cash equivalents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Quarterly Dates” means the last Business Day of each fiscal quarter of the Borrower in each of its fiscal years, the first of which shall be the first such day after the date hereof.

“Register” has the meaning set forth in Section 10.04.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees and agents of such Person and of such Person’s Affiliates.

“Rental and Lease Expense” means, for any Measurement Period, all items that, in accordance with GAAP, would be classified as rental and lease expense that are included in selling, general and administrative expenses on the consolidated statement of earnings of the Borrower, in each case determined in accordance with GAAP, provided that Rental and Lease Expense shall not include any Rental and Lease Expense incurred during the Measurement Period under leases that have been assigned to and assumed by any Person (other than the Borrower or a Subsidiary) or that constitute or relate to discontinued operations for which the Borrower is no longer obligated.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time (provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VIII, and for all purposes after the Loans become due and payable pursuant to Article VIII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Syndicated Loans and its LC Exposure and Swingline Exposure at such time.

“Screen” means, for any Currency, the relevant display page for LIBOR for such Currency (as determined by the Administrative Agent) on the Reuter Monitor Money Rates Service.

“Specified Subsidiary” means, with respect to any fiscal year of the Borrower, any Domestic Subsidiary which accounted for an amount equal to or greater than 20% of the consolidated aggregate revenues of the Borrower for such fiscal year, provided that, if, in any fiscal year of the Borrower, the Subsidiaries (other than Best Buy Stores, L.P.), on a collective basis, accounted for more than 50% of the consolidated aggregate revenues of the Borrower for such fiscal year, then the percentage amount stated in the clause preceding the proviso clause of this definition shall be automatically and permanently reduced to 5%.

“S&P” means Standard & Poor’s Ratings Services.

“S&P Rating” means S&P’s corporate credit rating for the Borrower.

“Statutory Reserve Rate” means, for the Interest Period for any Syndicated Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means lawful currency of England.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means Best Buy Stores, L.P., BBC Investment Co., BBC Property Co., and each Specified Subsidiary that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.08.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether the Class of such Loan or Borrowing is Revolving Credit, as opposed to Competitive or Swingline.

“Tangible Net Worth” means, as of any date, the sum for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

(a)                                  the total assets of the Borrower and its Subsidiaries as shown on the consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter or fiscal year of the Borrower most recently ended on or prior to such date prepared in accordance with GAAP, minus

(b)                                 the total liabilities of the Borrower and its Subsidiaries as shown on such consolidated balance sheet, minus

(c)                                  the net book amount of all assets of the Borrower and its Subsidiaries shown as intangible assets on such consolidated balance sheet.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02  Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Competitive Loan”), by Type (e.g., a “Eurocurrency  Loan”) or by Class and Type (e.g., a “Competitive Eurocurrency  Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Competitive Borrowing”), by Type (e.g., a “Eurocurrency  Borrowing”) or by Class and Type (e.g., a “Competitive Eurocurrency  Borrowing”). Loans and Borrowings may also be identified by Currency.

SECTION 1.03  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04  Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all liabilities under or in respect of any lease (whether now outstanding or at any time entered into or incurred) that, under GAAP as in effect on the Effective Date, would be accrued as Rental and Lease Expense and would not constitute a Capital Lease Obligation, shall continue to be treated as Rental and Lease Expense in accordance with GAAP as in effect on the Effective Date and shall not constitute a Capital Lease Obligation, in each case, for purposes of the financial covenants set forth in Section 7.07 and all defined terms as used therein (it being understood that the intent of this sentence is to avoid the double counting of such liabilities in connection with calculations under such covenants).

SECTION 1.05  Currencies; Currency Equivalents. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.11(b) and the last sentence of Section 2.18(a), for purposes of determining (i) whether the amount of any Borrowing, together with all other Borrowings then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Commitments, (ii) the aggregate unutilized amount of the Commitments, (iii) the outstanding aggregate principal amount of Borrowings and (iv) the aggregate LC Exposure, the outstanding principal amount of any Borrowing, the amount of any unreimbursed LC Disbursement or the undrawn face amount of any Letter of Credit, as the case may be, that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing, unreimbursed LC Disbursement or undrawn face amount, as the case may be, determined as of the date of such Borrowing or LC Disbursement or the relevant date of determination, as the case may be (in the case of any Borrowing, determined in accordance with the last sentence of the definition of the term “Interest Period”). Wherever in this Agreement in connection with a Borrowing or Loan or Letter of Credit an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign

Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

ARTICLE II

THE CREDITS

SECTION 2.01  The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Syndicated Loans in Dollars or in any Agreed Foreign Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the aggregate outstanding principal amount of Syndicated Loans denominated in Foreign Currencies not exceeding $200,000,000 or (c) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Syndicated Loans.

SECTION 2.02  Loans and Borrowings.

(a)                                  Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and Currency made by the Lenders ratably in accordance with their respective Commitments. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Type of Loans. Subject to Section 2.14, (i) each Syndicated Borrowing shall be comprised entirely of ABR Loans or of Eurocurrency Loans denominated in a single Currency as the Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans denominated in Dollars as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each ABR Loan (whether a Syndicated Loan or a Swingline Loan) shall be denominated in Dollars. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  Minimum Amounts; Limitation on Number of Borrowings. Each Syndicated Eurocurrency Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $500,000. Each Syndicated ABR Borrowing shall be in an aggregate amount equal to $2,000,000 or a larger multiple of $500,000; provided that a Syndicated ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(f). Each Competitive Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000. Each Swingline Loan shall be in an amount equal to $1,000,000 or a larger multiple of $250,000. Borrowings of more than one Class, Type and

Currency may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Syndicated Eurocurrency Borrowings outstanding.

(d)                                 Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Syndicated Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

SECTION 2.03  Requests for Syndicated Borrowings.

(a)                                  Notice by the Borrower. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Syndicated Eurocurrency Borrowing denominated in Dollars, not later than 1:00 pm, New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Syndicated Eurocurrency Borrowing denominated in a Foreign Currency, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing, or (iii) in the case of a Syndicated ABR Borrowing, not later than 3:00 p.m., New York City time, the same Business Day as the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit H and signed by the Borrower.

(b)                                 Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount and Currency of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               in the case of a Syndicated Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)                              in the case of a Syndicated Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(c)                                  Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details (including the Currency) thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)                                 Failure to Elect. If no election as to the Currency of a Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be denominated in Dollars. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing unless an Agreed Foreign Currency has been specified, in which case the requested Syndicated Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency. If no Interest Period is specified with respect to any requested Syndicated Eurocurrency Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04  Competitive Bid Procedure.

(a)                                  Requests for Bids by the Borrower. Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurocurrency Borrowing, not later than 1:00 pm, New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) one Competitive Bid Request on the same day, but a Competitive Bid Request shall not be made within four Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               the maturity date of such Borrowing, which date shall not be less than seven days or more than 360 days after the date of such Borrowing;

(iv)                              whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing; and

(v)                                 the Interest Period for such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period” that does not extend beyond the Commitment Termination Date.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b)                                 Making of Bids by Lenders. Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Competitive Eurocurrency Borrowing, not later than 9:30 a.m., New York City time, three

Business Days before the proposed date of such Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender of such rejection as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be $5,000,000 or a larger multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period for each such Loan and the last day thereof.

(c)                                  Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the Borrower by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d)                                 Acceptance of Bids by the Borrower. Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Competitive Eurocurrency Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided, that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) of this proviso, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) of this proviso, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a principal amount of $5,000,000 or a larger multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) of the first proviso of this paragraph, such Competitive Loan may be in the amount of $1,000,000 or any multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to such clause (iv) the amounts shall be rounded to multiples of $1,000,000 in a manner determined by the Borrower. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(e)                                  Notification of Acceptances by the Administrative Agent. The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)                                    Bids by the Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

SECTION 2.05  Swingline Loans.

(a)                                  Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to a deposit account of the Borrower as designated by the Borrower from time to time (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the respective Issuing Lender) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)                                  Participations by Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.

The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to the preceding paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to the preceding paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06  Letters of Credit.

(a)                                  General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any Issuing Lender to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for its own account in such form as is acceptable to the Administrative Agent and such Issuing Lender in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.

(b)                                 Notice of Issuance, Amendment, Renewal or Extension; Auto-Renewal Letters of Credit.

(i)                                     To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Lender) to the relevant Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and Currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit.

In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii)                                  Any Letter of Credit issuable under this Agreement may be issued, if the Borrower so requests and the respective Issuing Lender so agrees, in the form of an Auto-Renewal Letter of Credit; provided that any such Auto-Renewal Letter of Credit must permit such Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof of such Issuing Lender’s option not to extend the Letter of Credit beyond the expiration date (a “Non-Renewal Notice”). Such Issuing Lender shall have the option to issue a Non-Renewal Notice during a specified period in each such twelve-month period to be agreed upon by the Borrower, such Issuing Lender and the Administrative Agent at the time such Letter of Credit is issued (the date of such notice shall be referred to herein as the “Non-Renewal Notice Date”). Once an Auto-Renewal Letter of Credit has been issued, each Lender shall be deemed to have authorized (but may not require) the relevant Issuing Lender to permit the renewal of such Letter of Credit at any time to an expiry date not later than one year after its date of issuance or renewal; provided that such Issuing Lender shall not permit any such renewal if (A) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms of this Agreement (by reason of the provisions of Section 2.06(c) or (d) or otherwise), or (B) such Issuing Lender has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Non-Renewal Notice Date (1) from the Required Lenders stating that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(c)                                  Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $300,000,000 and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Commitments.

(d)                                 Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Commitment Termination Date.

(e)                                  Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the respective Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement in the applicable Currency thereof made by an Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.07 with respect to Syndicated Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                    Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in the applicable Currency thereof not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that if such LC Disbursement is not less than (x) $2,000,000 in the case of a Syndicated ABR Borrowing and (y) $1,000,000 in the case of a Swingline Loan, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Syndicated ABR Borrowing in Dollars or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Syndicated ABR Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof (including the Currency thereof) and such Lender’s Applicable Percentage thereof.

(g)                                 Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (iv) the failure to perfect any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Lenders as security for any reimbursement obligations in respect of any LC Disbursement or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, to the fullest extent permitted by law, that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination, and that:

(i)                                     an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)                                  an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)                               this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)                                 Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i)                                     Interim Interest. If the Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans (if such amount is denominated in Dollars) or at LIBOR for the relevant Agreed Foreign Currency determined by the Administrative Agent in good faith (if such amount is denominated in such Currency); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment.

(j)                                     Additional Issuing Lenders; Termination of Issuing Lenders. An Issuing Lender may be added, or an existing Issuing Lender may be terminated, under this Agreement at any time by written agreement between the Borrower, the Administrative Agent and the relevant Issuing Lender. The Administrative Agent shall notify the Lenders of any such addition or termination. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for account of the Issuing Lender being terminated pursuant to Section 2.12(b). From and after the effective date of any such addition, the new Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter. After the termination of an Issuing Lender hereunder, the terminated Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to any outstanding Letters of Credit issued by it prior to such termination, but shall not be required to issue any new Letters of Credit or to renew or extend any such outstanding Letters of Credit.

(k)                                  Cash Collateralization. If either (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated pursuant to Article VIII, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.11(b), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent, which account may be a “securities account” (within the meaning of Section 8-501 of the UCC), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in immediately available funds in Dollars equal to, in the case of an Event of Default, 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.11(b), the amount required under Section 2.11(b);

provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement, and for this purpose the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders and the Issuing Lenders in such collateral account and in any financial assets (as defined in the UCC) or other property held therein.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. All amounts on deposit pursuant to this Section 2.06(k) shall be invested by the Administrative Agent in interest bearing instruments or accounts, with the selection of which instruments or accounts to be determined by the Administrative Agent in its sole discretion; provided that the Administrative Agent shall consult with the Borrower as to the selection of such instruments or accounts; and provided further that such investments shall be at the risk and expense of the Borrower. Other than any interest earned on the investment of such deposits, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the respective Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing 100% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement; provided that if the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, the amount (including any interest and profits earned thereon as aforesaid) standing to the credit of such account (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower pays any amount to provide cover pursuant to Section 2.11(b), the Administrative Agent shall release and redeliver to the Borrower such amount or portion thereof to the extent it thereafter is no longer required to provide cover thereunder.

SECTION 2.07  Funding of Borrowings.

(a)                                  Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Local Time (or, in the case of any Syndicated ABR Loan, 4:00 p.m. New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower from time to time by notice to the Administrative Agent; provided that Syndicated ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the respective Issuing Lender.

(b)                                 Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such

Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08  Interest Elections.

(a)                                  Elections by the Borrower for Syndicated Borrowings. The Loans comprising each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Syndicated Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Syndicated Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided, however, that (i) a Syndicated Borrowing denominated in one Currency may not be continued as, or converted to, a Syndicated Borrowing in a different Currency, (ii) no Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the aggregate Commitments, and (iii) a Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.

(b)                                 Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written

Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)                              if the resulting Borrowing is a Syndicated Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d)                                 Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Syndicated Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Syndicated Eurocurrency Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (A) no outstanding Syndicated Borrowing denominated in Dollars may be converted to or continued as a Syndicated Eurocurrency Borrowing, (B) unless repaid, each Syndicated Eurocurrency Borrowing denominated in Dollars shall be converted to a Syndicated ABR Borrowing at the end of the Interest Period therefor and (C) no outstanding Syndicated Eurocurrency Borrowing denominated in a Foreign Currency may have an Interest Period of more than one month’s duration.

SECTION 2.09  Termination, Reduction and Increase of the Commitments.

(a)                                  Scheduled Termination. Unless previously terminated, the Commitments shall terminate  on the Commitment Termination Date.

(b)                                 Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each partial reduction of the Commitments shall be in an amount that is $5,000,000 or a larger multiple thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Commitments.

(c)                                  Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)                                 Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)                                  Increase of Commitment.

(i)                                     Requests for Increase. The Borrower may, at any time following the Effective Date, effect an increase in the Commitments hereunder (each such increase being a “Commitment Increase”) by having one or more Additional Commitment Lenders consented to by the Administrative Agent (such consent not to be unreasonably withheld, and not to be required for any Additional Commitment Lender that is already a Lender) provide new or additional Commitments hereunder, by notice to the Administrative Agent specifying the amount of the relevant Commitment Increase, the identity of the Additional Commitment Lender(s) and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Commitment Termination Date (or, if at such time, there shall exist different Commitment Termination Dates for the Lenders hereunder, the latest applicable Commitment Termination Date); provided that:

(A)                              the minimum amount of each Commitment Increase shall be $25,000,000;

(B)                                immediately after giving effect to any Commitment Increase, the aggregate Commitments hereunder shall not exceed $3,000,000,000;

(C)                                at the time of any such Commitment Increase, no Default shall have occurred and be continuing or would result therefrom; and

(D)                               the representations and warranties set forth in Article IV and in the other Loan Documents shall be true and correct on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice by the Borrower under this paragraph shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clauses (B), (C) and (D) above as of the relevant Commitment Increase Date. Notwithstanding anything herein to the contrary, no Lender shall have any obligation hereunder to become an Additional Commitment Lender and any election to do so shall be in the sole discretion of each Lender.

(ii)                                  Effectiveness of Increase. Each Commitment Increase (and the new or additional Commitment of each Additional Commitment Lender resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by the Administrative Agent, on or prior to 2:00 p.m., New York City time, on such Commitment Increase Date, of:

(A)                              a certificate executed by a duly authorized officer of the Borrower stating that the conditions with respect to such Commitment Increase under this paragraph (e) have been satisfied;

(B)                                an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which each such Additional Commitment Lender shall, effective as of such Commitment Increase Date, provide a new or additional Commitment hereunder in the amount specified therein and (if not then an existing Lender) become a Lender hereunder, in each case duly executed by each such Additional Commitment Lender and the Borrower and acknowledged by the Administrative Agent; and

(C)                                such evidence of authority of the Borrower to effect such Commitment Increase as the Administrative Agent may reasonably request.

Upon the Administrative Agent’s receipt of a fully executed agreement from each Additional Commitment Lender referred to in clause (B) above, together with the certificates and/or other documents referred to in clauses (A) and (C) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to the Borrower and the Lenders (including each Additional Commitment Lender).

On each Commitment Increase Date the Borrower shall (a) request funding of Syndicated Loans by each Additional Commitment Lender for whom a Commitment Increase is then effective in such amounts and with such Interest Periods as may be required (after giving effect to the partial payment provided for in clause (ii) below) to cause each outstanding Syndicated Borrowing to be held by all Lenders (including such Additional Commitment Lenders) ratably in proportion to the Commitments and (ii) direct the Administrative Agent to apply the proceeds of such funding to the partial prepayment of Syndicated Borrowings outstanding to Lenders immediately before giving effect to such Commitment Increase, ratably in proportion to the amount outstanding owing to them before giving effect to such Commitment Increase. Each Lender will have the right to request compensation under Section 2.16 in respect of such partial prepayment, to the extent therein provided. Upon each Commitment Increase, the participation interests of the Lenders in the then outstanding Letters of Credit shall automatically be adjusted to reflect, and each Lender (including each Additional Commitment Lender) shall have a participation in each such Letter of Credit equal to, the Lenders’ respective Applicable Percentage of the aggregate amount available to be drawn under each such Letter of Credit, after giving effect to such increase.

SECTION 2.10  Repayment of Loans; Evidence of Debt.

(a)                                  Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:

(i)                                     to the Administrative Agent for account of the Lenders the outstanding principal amount of the Syndicated Loans on the Commitment Termination Date,

(ii)                                  to the Administrative Agent for account of the respective Lender the then unpaid principal amount of each Competitive Loan of such Lender on the last day of the Interest Period therefor, and

(iii)                               to the Swingline Lender or, to the extent required by Section 2.05(c), to the Administrative Agent for account of the Lenders, the then unpaid principal amount of each Swingline Loan on the earlier of the Commitment Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least seven Business Days after such Swingline Loan is made; provided that on each date that a Syndicated Borrowing or Competitive Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, and subject (in the case of a prepayment) to any applicable provisions of Section 2.11, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first), and for these purposes, Competitive Loans shall be deemed to be in the same Class as Syndicated Loans. Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c)                                  Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d)                                 Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)                                  Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)                                    Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in customary form reasonably satisfactory to the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

SECTION 2.11  Prepayment of Loans.

(a)                                  Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section; provided that the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b)                                 Mandatory Prepayments.

(i)                                     Determination of Amount Outstanding. On each Quarterly Date and promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the sum of the aggregate Revolving Credit Exposure plus the aggregate outstanding principal amount of all Competitive Loans. For the purpose of this determination, the outstanding principal amount of any Loan or LC Disbursement and the undrawn amount of any Letter of Credit, in each case, that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan, LC Disbursement or Letter of Credit, as the case may be, determined as of such Quarterly Date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof.

(ii)                                  Prepayment. If, on the date of such determination such sum exceeds 105% of the aggregate amount of the Commitments as then in effect, the Borrower shall, if requested by the Required Lenders (through the Administrative Agent), prepay the

Syndicated Loans, Swingline Loans and Competitive Loans (and/or provide cover for LC Exposure as specified in Section 2.06(k)) on the date of such request in such amounts as shall be necessary so that after giving effect thereto the sum of the aggregate Revolving Credit Exposure plus the aggregate outstanding principal amount of all Competitive Loans does not exceed the Commitments.

For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Lenders to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the sum of the aggregate Revolving Credit Exposure plus the aggregate outstanding principal amount of all Competitive Loans. The Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any rolling three month period.

Any prepayment pursuant to this paragraph (b) shall be applied, first, to Swingline Loans outstanding, second, to Syndicated Loans outstanding, third, as cover for LC Exposure and fourth, to Competitive Loans outstanding.

(c)                                  Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Syndicated Eurocurrency Borrowing or of a Competitive Borrowing, not later than 12:00 noon, New York City time (or, in the case of a Borrowing denominated in a Foreign Currency, 12:00 noon, London time), three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, any other information required to be in such notice pursuant to Section 2.10(b) and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12  Fees.

(a)                                  Facility Fees. The Borrower agrees to pay to the Administrative Agent for account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s

Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on each Quarterly Date and on the date the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Syndicated Eurocurrency Loans (or, the case of Documentary Letters of Credit, 50% of such Applicable Rate) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the respective Issuing Lender a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Lender on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) in respect of Letters of Credit issued by such Issuing Lender during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)                                 Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the respective Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13  Interest.

(a)                                  ABR Loans. The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b)                                 Eurocurrency Loans. The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Syndicated Eurocurrency Borrowing, the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate, or (ii) in the case of a Competitive Eurocurrency Borrowing, the LIBO Rate for the Interest Period for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(c)                                  Fixed Rate Loans. Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

(d)                                 Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)                                  Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Syndicated Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand; (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Syndicated ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Syndicated Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f)                                    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14  Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurocurrency Borrowing (the Currency of such Borrowing herein called the “Affected Currency”):

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (in the case of a Syndicated Eurocurrency

Borrowing) or the LIBO Rate (in the case of a Competitive Eurocurrency Borrowing) for the Affected Currency for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders (or, in the case of a Competitive Eurocurrency Borrowing, any Lender that is required to make a Loan included in such Borrowing) that the Adjusted LIBO Rate (in the case of a Syndicated Eurocurrency Borrowing) or the LIBO Rate (in the case of a Competitive Eurocurrency Borrowing) for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their respective Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Syndicated Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and, if the Affected Currency is Dollars, such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a a Syndicated Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as a Syndicated ABR Borrowing, (iii) if the Affected Currency is a Foreign Currency, any Borrowing Request that requests a Syndicated Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and (iv) any request by the Borrower for a Competitive Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Competitive Eurocurrency Borrowings denominated in the Affected Currency may be made to Lenders that are not affected thereby.

SECTION 2.15  Increased Costs.

(a)                                  Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender;

(ii)                                  subject any Lender or any Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender or any Issuing Lender in respect thereof (except for Taxes referred to in Section 2.17); or

(iii)                               impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement, Eurocurrency Loans or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Lender, the Borrower will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the such Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Competitive Loans. Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 2.16  Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of the Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Syndicated Eurocurrency Loan other than on the last day of the Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(c) and is revoked in accordance herewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment as a result of a request by the Borrower pursuant to Section 2.19(b) of any Syndicated Eurocurrency Loan other than on the last day of the Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a  Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Currency (in the case of a Syndicated Eurocurrency Loan) or the LIBO Rate for such Currency (in the case of a Competitive Eurocurrency Loan) for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such Currency from other banks in the eurocurrency market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17  Taxes.

(a)                                  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including Other Taxes), provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make or cause to be made such deductions and (iii) the Borrower shall timely pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Other Taxes, and Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section, but excluding Excluded Taxes under all circumstances) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties and interest  arising therefrom or with respect thereto, whether or not such Indemnified Taxes (including Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to the Borrower by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error. The Borrower shall not be obligated to indemnify for any Indemnified Taxes (including Other Taxes) if a written demand therefor is not made by the Administrative Agent, Lender or Issuing Lender, as the case may be, within 120 days of the imposition of such Taxes.

(d)                                 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes (including Other Taxes) by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Foreign Lender Tax Certifications. Each Foreign Lender shall (i) furnish on or before the date on which it becomes a party to this Agreement either (x) two accurate and complete originally excuted U.S. Internal Revenue Service Form W-8BEN (or successor form), (y) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8ECI (or sucessor form), and/or (z) two accurate and complete originally executed U.S. Internal Service Form W-8IMY (together with the forms described in clauses (x) and (y), as required) certifying, in each case, to such Foreign Lender’s legal entitlement to a complete exemption from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN (or sucessor form) or Form W-8ECI (or sucessor form) and/or Form W-8IMY (or sucessor form) upon the expiration of or obsolescence of any previously delivered form to reconfirm complete exemption from U.S. federal withholding tax with respect to any interest payment hereunder to the extent (in case of this clause (ii)) such Foreign Lender is legally able to do so; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit G together with a Form W-8BEN. Notwithstanding any other provision of this paragraph, a Foreign Lender that is an assignee shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver. For the avoidance of doubt, the legal inability of a Foreign Lender to provide such documentation shall not cause any tax to be an Excluded Tax in circumstances where such inability arises solely due to a change in law, or a change in the interpretation or application of any law, subsequent to the date the Foreign Lender becomes a party to this Agreement. Subject to Section 2.17(a), if any Foreign Lender fails to provide the certifications described in this paragraph, each such Foreign Lender acknowledges that the Borrower and the Administrative Agent shall be entitled to deduct and withhold any Taxes imposed by the United States or any taxing authority thereof or therein, to the extent required by law.

(f)                                    U.S. Lender Tax Certifications. Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Code and is not an exempt recipient within the meaning of Treasury Regulations Section 1.06049-4(c), shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Service Form W-9, or any successor form that such person is entitled to provide, establishing that the Lender is not subject to United States back-up withholding Tax.

(g)                                 Cooperation in Contesting Indemnified Taxes. If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes (including Other Taxes) for which additional amounts have been paid under this Section 2.17, the Adminsitrative Agent or the relevant Lender or Issuing Lender, as the case may be, shall cooperate with the Borrower in challenging such Indemnified Taxes (including Other Taxes) at the Borrower’s expense, if so requested by the Borrower in writing; provided that, in the sole discretion, exercised in good faith, of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, doing so would not materially prejudice the Administrative Agent, such Lender or such Issuing Lender, and the Administrative Agent, such Lender or such Issuing Lender would not be required to disclose any information it considers proprietary or make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)                                 Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes (including Other Taxes) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes (including Other Taxes) giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or an Issuing Lender to disclose any information it considers proprietary or make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                                  Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise), or under any other Loan Document (except to the extent otherwise provided therein), prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including facility fees, payments required under Section 2.15, and payments required under Section 2.16 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.16 or any reimbursement obligations in respect of LC Disbursements made pursuant to Letters of Credit (and interest thereon) denominated in any Foreign Currency, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan or reimbursement obligation shall, if such Loan or reimbursment obligation is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, in the case of any Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal or reimbursment obligation shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars or on on any LC Disbursement made pursuant to a Letter of Credit that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, in the case of any Loan, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b)                                 Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and

(ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  Pro Rata Treatment. Except to the extent otherwise provided herein:  (i) each Syndicated Borrowing shall be made from the Lenders, each payment of facility fee under Section 2.12 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.09 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Syndicated Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Syndicated Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of  Syndicated Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans held by them; and (iv) each payment of interest on  Syndicated Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)                                 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans (other than a Competitive Loan) or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans (other than Competitive Loans) and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans (other than Competitive Loans) and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (other than Competitive Loans) and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

(e)                                  Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.06(e), Section 2.07(b) or Section 2.18(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19  Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15 or incurs any MCR Cost pursuant to Exhibit F, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, or such MCR Cost in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders. If any Lender requests compensation under Section 2.15 or incurs any MCR Cost pursuant to Exhibit F, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of such Lender or each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Issuing Lender and the Swingline Lender), which consent shall not unreasonably be withheld;

(ii)                                  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.04;

(iii)                               such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans that have been funded by such Lender, accrued interest thereon, accrued fees and all other amounts (except Competitive Loans) payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv)                              in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17 or payments of any MCR Cost pursuant to Exhibit F, such assignment will result in a reduction in such compensation or payments thereafter; and

(v)                                 such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20  Extension of Commitment Termination Date. (a)  The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 90 days and not less than 30 days prior to each anniversary of the date hereof (or if such anniversary date is not a Business Day, the Business Day next succeeding such anniversary) (such date, the “Extension Effective Date”), request (each, an “Extension Request”) that the Lenders extend the Commitment Termination Date then in effect (or, if at such time there shall exist different Commitment Termination Dates for the Lenders hereunder, the latest applicable Commitment Termination Date then in effect) (the “Existing Commitment Termination Date”) for an additional one year; provided that only two Extension Requests may be requested hereunder. Each Lender, acting in its sole discretion, shall, by notice to the Borrower and the Administrative Agent given not later than the 20th day (or such later day as shall be acceptable to the Borrower) following the date of the Borrower’s notice, advise the Borrower and the Administrative Agent whether or not such Lender agrees to such extension; provided that any Lender that does not so advise the Borrower shall be deemed to have rejected such Extension Request (any such Lender which shall have rejected or is deemed to have rejected such extension being a “Non-Extending Lender”). The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(b)                                 The Borrower shall have the right, at any time on or prior to, or at any time following, the relevant Extension Effective Date, unless an Event of Default shall have occurred and be continuing, to replace any Non-Extending Lender with, and otherwise add to this Agreement, one or more Additional Commitment Lenders. Each Additional Commitment Lender shall enter into an agreement with the Borrower and the Administrative Agent, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which such Additional Commitment Lender shall, effective as of such Extension Effective Date, provide a new or additional Commitment hereunder in the amount specified therein and (if not then an existing Lender) become a Lender hereunder.

(c)                                  If (and only if) the total of the Commitments of the Lenders that have agreed in connection with any Extension Request to extend the Existing Commitment Termination Date and (if applicable) the additional Commitments of the Additional Commitment Lender(s) shall be at least 50% of the aggregate amount of the Commitments in effect immediately prior to the Extension Effective Date, then, effective as of the Extension Effective Date, the Commitment Termination Date, but only with respect to the Commitment of each Lender that has agreed to so extend its Commitment and (if applicable) each Additional Commitment Lender that has replaced a Non-Extending Lender, shall be extended to the date that is one year after the then Existing Commitment Termination Date (or, if such date is not a Business Day, the immediately preceding Business Day) and (if not then an existing Lender) each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement; provided that the extension of the Existing Commitment Termination Date shall not be effective with respect to any Lender unless as of the Extension Effective Date: (i) no Default shall have occurred and be continuing; (ii) the representations and warranties of the Obligors set forth in Article IV and in the other Loan Documents shall be true and correct on and as of the Existing Commitment Termination Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (iii) the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower stating that the conditions with respect to such extension have been satisfied; (iv) the Administrative Agent shall have received such evidence and other related documents as it may reasonably request with respect to the authorization of the Borrower of such extension and its obligations hereunder as so extended; and (v) all amounts payable hereunder to any Non-Extending Lender that is being replaced by an Additional Commitment Lender in connection with such extension shall have been paid in full. Upon the effectiveness of such extension, the Administrative Agent shall record the relevant information in the Register and give prompt notice of such extension to the Borrower and the Lenders.

(d)                                 Notwithstanding anything herein to the contrary, with respect to any Non-Extending Lender, the Commitment Termination Date for such Lender shall remain unchanged (and the Commitment of such Lender shall terminate, the Loans made by such Lender to any Borrower hereunder shall mature and be payable by such Borrower, and all other amounts owing to such Non-Extending Lender hereunder shall be payable, on such date).

ARTICLE III

GUARANTEE

SECTION 3.01  The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to each Lender, each other holder of a Guaranteed Obligation (as hereinafter defined) and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents, in each case strictly in accordance with the terms thereof and including all interest, fees and expenses accrued or incurred subsequent to the commmencement of any bankruptcy or insolvency proceedings with respect to the Borrower, whether or not such interest, fees or expenses are allowed as a claim in such proceeding (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 3.02  Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i)                                     at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                                  any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii)                               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein  shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv)                              any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03  Reinstatement. The obligations of the Subsidiary Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04  Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05  Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 3.01.

SECTION 3.06  Instrument for the Payment of Money. To the fullest extent permitted by N.Y. Civ. Prac. L&R § 3213 and other applicable law, each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion action under N.Y. Civ. Prac. L&R § 3213.

SECTION 3.07  Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08  Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, then each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock or other equity interest of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09  General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders the Administrative Agent and the Lenders that:

SECTION 4.01  Organization. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

SECTION 4.02  Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each Obligor identified herein as a signatory party hereto and constitutes, and each of the other Loan Documents to which any Obligor is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03  Governmental Approvals; No Conflicts. The Transactions:  (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) do not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Obligor or any order of any Governmental Authority, and (c) do not constitute a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries.

SECTION 4.04  Financial Condition; No Material Adverse Change.

(a)                                  Financial Condition. The Borrower’s consolidated balance sheet and statements of earnings, shareholders’ equity and cash flows (i) as of and for the fiscal year ended March 3, 2007, reported on by Deloitte & Touche LLP, independent registered public accounting firm, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 2, 2007, certified by the chief financial officer of the Borrower, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii).

(b)                                 No Material Adverse Change. On the Effective Date, there has been since March 3, 2007 no material adverse change in the business, assets, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

SECTION 4.05  Properties. Except in respect of matters that would not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have title to, or leasehold interests in, or the use of, property sufficient to conduct their business, except for defects in title that do not interfere with their ability to conduct their business.

SECTION 4.06  Litigation and Environmental Matters.

(a)                                  Actions, Suits and Proceedings. (i) On the Effective Date, there are no material actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries, except as disclosed in the Annual Report on Form 10-K of the Borrower for the fiscal year ended March 3, 2007 as filed with the Securities and Exchange Commission. (ii) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that purport to affect the legality, validity or enforceability of any Loan Document, the borrowing or repayment of any Loans, or the issuance of any Letter of Credit or payment of any reimbursement obligation in respect thereof.

(b)                                 Environmental, Health and Safety Laws. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

SECTION 4.07  Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 4.08  Investment Company Status. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.09  Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10  ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11  Subsidiaries.

(a)                                  Subsidiaries. Set forth in Schedule 4 is a complete and correct list as of the date hereof of (i) all of the Subsidiaries of the Borrower and (ii) each Subsidiary holding ownership interests in other Subsidiaries of the Borrower, together with, for each such Subsidiary, the jurisdiction of organization of such Subsidiary. Schedule 4 separately identifies all Specified Subsidiaries and Material Subsidiaries as of the date hereof.

(b)                                 Restrictions on Subsidiaries. None of the Subsidiaries of the Borrower is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 7.05.

SECTION 4.12  Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying Margin Stock. The value of all Margin Stock owned by the Borrower and its Subsidiaries (including, without limitation, all capital stock of the Borrower held by the Borrower in treasury) does not constitute more than 25% of the value of the consolidated assets of the Borrower.

ARTICLE V

CONDITIONS

SECTION 5.01  Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent has received the following documents (or delivery of such documents is waived in accordance with Section 10.02):

(a)                                  Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 Opinion of Counsel to the Obligors. Opinions, dated the Effective Date, of General Counsel of the Borrower substantially in the form of Exhibit C and of Latham & Watkins LLP, special counsel for the Borrower substantially in the form of Exhibit D (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c)                                  Opinion of Milbank, Tweed, Hadley & McCloy LLP, New York Counsel to JPMCB. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy

LLP, New York counsel to JPMCB, substantially in the form of Exhibit E (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(d)                                 Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)                                  Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming, to the best knowledge of such Person, following due inquiry, compliance with the conditions set forth in the lettered clauses of the first sentence of Section 5.02 (except, in the case of clause (a) thereof, without giving effect to the parenthetical statement therein).

(f)                                    Repayment of Existing Indebtedness. Evidence that the principal of and interest on, and all other amounts owing in respect of, Indebtedness under the Credit Agreement dated as of June 26, 2007 among the Borrower, Goldman Sachs Credit Partners L.P., as administrative agent, and the lenders party thereto, shall have been (or shall simultaneously be) paid in full from the proceeds of the first funding of Loans and that the commitments to extend credit under such Credit Agreement have been (or shall simultaneously be) canceled or terminated.

(g)                                 Other Documents. Such other documents as the Administrative Agent or any Lender or Milbank, Tweed, Hadley & McCloy LLP, New York counsel to JPMCB may reasonably request.

The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed in writing to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

The Administrative Agent shall notify the Borrower and the Lenders when it determines that this Agreement has become effective, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on September 28, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 5.02  Each Credit Event. The obligation of each Lender to make any Loan, and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a)                                  the representations and warranties of the Borrower set forth in this Agreement (other than those set forth in Sections 4.04(b), 4.06(a)(i) and 4.11) shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; and

(b)                                 at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed (or have been cash collateralized or backstopped on terms reasonably satisfactory to each applicable Issuing Lender), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01  Financial Statements, Rating Changes and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                  as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)                                 as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether, to the best knowledge of such Financial Officer (following due inquiry), a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.07, and (iii) stating whether any change in GAAP or in the application thereof has been given effect in the preparation of such financial statements that became effective after the date of the audited financial statements referred to in Section 4.04 and has not previously been reported in such a certificate and, if any such not previously reported change has occurred, specifying the effect of such change on the financial statements accompanying such certificate

(d)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e)                                  promptly after Moody’s, S&P or Fitch shall have announced a change in the Moody’s Rating, the S&P Rating or the Fitch Rating, as the case may be, written notice of such rating change; and

(f)                                    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

The Borrower’s obligations under Sections 6.01(a) and (b) shall in any event be deemed sufficiently performed if the financial statements referred to therein are delivered by the time required under the applicable such Section in such form and content as permitted under the Exchange Act. Documents required to be delivered pursuant to Section 6.01(a), (b) and (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission), may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents on www.sec.gov, or provides a link thereto, on the Borrower’s website at www.bestbuy.com. Notices required to be delivered pursuant to Section 6.01(e) may be delivered electronically and, if so delivered, shall be deemed delivered on the date on which the applicable rating agency posts such notice, or provides a link thereto, on the website of such rating agency. All documents and notices required by this Section 6.01 shall be deemed sufficiently delivered when posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have ready access without charge (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the

Borrower shall deliver paper copies of such documents and notices to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies.

SECTION 6.02  Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                  the occurrence of any Default;

(b)                                 the filing or commencement of, or receipt of notice of intention of any person to file or commence, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(d)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03  Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, authorizations and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04.

SECTION 6.04  Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05  Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in working order and condition sufficient to permit the conduct of business in the ordinary course, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies (or with the Borrower’s captive self-insurance Subsidiary, so long as such arrangements are administered in accordance with sound business practices), insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 6.06  Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in such detail as is necessary to allow the delivery of the reports required by Section 6.01, in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in accordance with and as required by GAAP in all material respects. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (on its own behalf or as requested by any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (collectively, the “Inspections”); provided that the Borrower shall not be obligated to permit more than one Inspection in any calendar year unless a Default or Event of Default is then continuing or to make available material non-public information to any Person in any respect that would (in the opinion of counsel to the Borrower) violate applicable law, including the Exchange Act.

SECTION 6.07  Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws (including ERISA and Environmental Laws) and rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.08  New Specified Subsidiaries to Become Subsidiary Guarantors. With respect to each Subsidiary that becomes a Specified Subsidiary after the Effective Date, the Borrower will (a) within 30 Business Days after such Subsidiary becomes a Specified Subsidiary, cause such Subsidiary to duly execute and deliver to the Administrative Agent a Guarantee Assumption Agreement properly completed for such Subsidiary and in such number of counterparts as may reasonably be requested by the Administrative Agent and (b) deliver to the Administrative Agent within a reasonable time (not exceeding 30 days) after its request therefor, such proof of corporate action, incumbency of officers, opinions of counsel and other documents consistent with those delivered by the Subsidiary Guarantors pursuant to Section 5.01 on the Effective Date as may reasonably be requested by the Administrative Agent. Nothing in this Agreement shall obligate the Administrative Agent or the Lenders to release or terminate the Guarantee under Article III of this Agreement or any Guarantee Assumption Agreement of any Subsidiary Guarantor which ceases to be a Specified Subsidiary.

SECTION 6.09  Use of Proceeds; Federal Reserve Regulations. The Borrower will use the proceeds of the Loans, and the Letters of Credit will be used, for general corporate purposes (including, in the case of the Loans, to repay existing Indebtedness) in compliance with all applicable legal and regulatory requirements; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, and the Borrower will not permit the value of all Margin Stock owned by the Borrower and its Subsidiaries (including, without limitation, all capital stock of the Borrower from time to time held by the Borrower in treasury) to constitute more than 25% of the value of the consolidated assets of the Borrower.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed (or have been cash collateralized or backstopped on terms reasonably satisfactory to each applicable Issuing Lender), the Borrower covenants and agrees with the Lenders that:

SECTION 7.01  Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  obligations under the Loan Documents;

(b)                                 any other Indebtedness existing on the Effective Date and described in Part A of Schedule 2 (and any Indebtedness that may be incurred after the Effective Date under commitments to extend such Indebtedness available on the Effective Date and so described), and Indebtedness the proceeds of which are used solely to refinance such Indebtedness;

(c)                                  Indebtedness secured by Liens permitted under Section 7.03(g);

(d)                                 Indebtedness secured by Liens permitted under Section 7.03(e) and (f), provided the amount of such Indebtedness at any time outstanding does not exceed 35% of the lower of cost (determined on an average cost basis) or market value of the Borrower’s real estate or inventory, respectively;

(e)                                  Indebtedness in respect of documentary letters of credit incurred in the ordinary course of business;

(f)                                    current liabilities, other than for borrowed money, incurred in the ordinary course of business; and

(g)                                 other unsecured Indebtedness in an aggregate outstanding principal amount not at any time exceeding the greater of (i) $150,000,000 and (ii) 10% of Tangible Net Worth.

SECTION 7.02  Guarantees by Subsidiaries. The Borrower will not permit any Subsidiary to be or become liable on any Guarantee, except (a) Guarantees existing on the Effective Date, (b) Guarantees entered into by any Material Subsidiary in the ordinary course of its business and (c) Guarantees of the Indebtedness permitted by Section 7.01.

SECTION 7.03  Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)                                  Liens existing on the Effective Date and, if securing a liability in excess of $150,000,000, described in Part B of Schedule 2, and Liens on the same property (or, if such Lien attaches to a type or class of property of any Person, on the same type or class of property of such Person) securing any extension, renewal, refinancing, refunding or replacement of the liability secured by such Liens;

(b)                                 deposits or pledges, or cash collateral given to any financial institution that has issued a letter of credit, to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security or employee benefit obligations, daylight overdraft exposure or ACH obligations, or liabilities under or in respect of self-insurance programs, in the ordinary course of business of the Borrower;

(c)                                  Liens for taxes, fees, assessments and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings and for which whatever reserves required by GAAP have been established;

(d)                                 Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’, materialmen’s or mechanic’s liens and other similar liens and encumbrances none of which interfere materially with the use of the property covered thereby in the ordinary course of the business of the Borrower or such Subsidiary and which do not materially detract from the value of such properties;

(e)                                  subject to the limitation set forth in Section 7.01(d), Liens created or assumed in connection with the acquisition of real property by the Borrower or any Subsidiary, provided that such Liens attach only to the property acquired and secure only Indebtedness incurred solely to finance the acquisition of such property, and Liens on the same property securing any Indebtedness the proceeds of which are used solely to refinance such Indebtedness;

(f)                                    subject to the limitation set forth in Section 7.01(d), Liens on inventory of the Borrower or any Subsidiary and proceeds thereof pursuant to agreements with the suppliers of inventory or inventory lenders or inventory letter of credit providers to the Borrower or such Subsidiary, provided that such Liens attach only to inventory financed pursuant to such agreements and secure only Indebtedness incurred solely to finance the acquisition of such inventory by the Borrower or such Subsidiary;

(g)                                 Liens securing Indebtedness and related obligations incurred to finance the acquisition or construction of capital assets not constituting real property or to reimburse the Borrower or a Subsidiary for expenditures made to acquire or construct such capital assets, incurred by the same obligor to extend, renew, refinance, refund or replace any such Indebtedness;

(h)                                 Liens securing Indebtedness and related obligations of any Subsidiary which became a Subsidiary after the Effective Date if such Indebtedness and Liens were outstanding prior to the time it became a Subsidiary and not incurred in contemplation of its becoming a Subsidiary, and Liens on the same property (or, if such Lien attaches to a type or class of property of any Person, on the same type or class of property of such Person) securing Indebtedness and related obligations incurred by the same obligor to extend, renew, refinance, refund or replace such Indebtedness;

(i)                                     Permitted Encumbrances; and

(j)                                     Liens securing other liabilities outstanding in an aggregate principal amount (counting any liability and all guarantees thereof as a single liability) not at any time exceeding the greater of (i) $150,000,000 and (ii) 10% of Tangible Net Worth.

SECTION 7.04  Fundamental Changes.

(a)                                  Mergers, Consolidations, Sales of Assets, Etc. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(b)                                 Lines of Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 7.05  Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that:

(i)                                     the foregoing shall not apply to (x) restrictions and conditions imposed by law or by this Agreement, (y) restrictions and conditions existing on the date hereof identified on Schedule 3 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and (z) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and

(ii)                                  clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 7.06  Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 7.07  Certain Financial Covenants.

(a)                                  Cash Flow Leverage Ratio. The Borrower will not permit the Cash Flow Leverage Ratio on the last day of any fiscal quarter to exceed 3.50 to 1.00.

(b)                                 Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio, as at the end of any fiscal quarter for the Measurement Period then ending, to be less than 2.75 to 1.00.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                                  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any other Obligor in or in connection with this Agreement or any other Loan

Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, Section 6.03 (with respect to the Borrower’s existence) or Section 6.08 or in Article VII;

(e)                                  any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f)                                    the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable thereto); provided that any such failure with respect to any Indebtedness arising from the purchase of goods or services by the Borrower that is being contested in good faith by appropriate proceedings shall not constitute an Event of Default as long as the Borrower’s or such Subsidiary’s title to any substantial part of its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on its books in conformity with GAAP;

(g)                                 any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, or (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors;

(j)                                     one or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(k)                                  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)                                     lessors under leases of real property with an aggregate fair market value (determined under the most recent available appraisals thereof) in excess of $50,000,000 to which the Borrower or any Subsidiary is a party, any lender to any such lessor(s), or any trustee, agent or other representatives of any lender to, or the holders of any securities issued by, any such lessor(s), shall exercise any remedy they may have against the Borrower, any Subsidiary or any leased property that (i) involves payment by the Borrower or any Subsidiary of an amount in excess of $150,000,000 or (ii) could reasonably be expected to result in a Material Adverse Effect; or

(m)                               a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole, and thereupon the principal of the Loans, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

ARTICLE IX

AGENCY

SECTION 9.01  Administrative Agent. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the

Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02 and Article VIII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld, or required if an Event of Default under clauses (a), (b), (h) or (i) of

Article VIII has occurred and is continuing), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents.

SECTION 9.02  Bookrunners, Etc.. Anything herein to the contrary notwithstanding, none of the Sole Bookrunner, the Sole Lead Arranger and the Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01  Notices.

(a)                                  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:

(i)                                     if to the Borrower or any Subsidiary Guarantor, to Best Buy Co., Inc. at 7601 Penn Avenue South, Richfield, MN 55423, Attention:  Sheila Colgan, Director, Treasury (Telecopier No. (952) 430-6389; Telephone No. 612-291-9274; email sheila.colgan@bestbuy.com);

(ii)                                  if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Claudia Correa (Telephone No. (713)-750-2128; Telecopy No. (713) 750-2782, email claudia.x.correa@jpmchase.com) and Sylvia Trevino (Telephone No. (713) 750-3536, email sylvia.trevino@chase.com) and, if such notice or other communication relates to borrowings of, or payments or prepayments of, or the duration of Interest Periods for, Loans denominated in a Foreign Currency, also to JPMorgan Chase Bank, N.A., 125 London Wall, London, England, Attention: Loans Agency Department (Telecopier No. 44-20-7777-2360; Telephone No. 44-20-7777-2352), in each case with a copy to JPMorgan Chase Bank, N.A., 4 New York Plaza, 4th Floor, New York, New York 10004, Attention of Ruby Tulloch (Telephone No. (212) 623-7541; Telecopy No. (212) 623-0806, email ruby.tulloch@jpmorgan.com);

(iii)                               if to JPMCB as Issuing Lender, to JPMorgan Chase Bank, N.A., 10420 Highland Manor Drive, 4th Floor, Tampa, Florida 33610-9128, Attention of Vera Kostic (Telephone No. (813) 432-6350; Telecopy No. (813) 432-5162), in each case with a copy to JPMorgan Chase Bank, N.A., 4 New York Plaza, 4th Floor, New York, New York 10004, Attention of Ruby Tulloch (Telephone No. (212) 623-7541; Telecopy No. (212) 623-0806, email ruby.tulloch@jpmorgan.com);

(iv)                              if to any other Issuing Lender, to it at its address as provided in writing to the Administrative Agent and the Borrower;

(v)                                 if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Claudia Correa (Telephone No. (713)-750-2128; Telecopy No. (713) 750-2782, email claudia.x.correa@jpmchase.com) and Sylvia Trevino (Telephone No. (713) 750-3536, email sylvia.trevino@chase.com), in each case with a copy to JPMorgan Chase Bank, N.A., 4 New York Plaza, 4th Floor, New York, New York 10004, Attention of Ruby

Tulloch (Telephone No. (212) 623-7541; Telecopy No. (212) 623-0806, email ruby.tulloch@jpmorgan.com); and

(vi)                              if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or Issuing Lender, as applicable. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).

SECTION 10.02  Waivers; Amendments.

(a)                                  No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b)                                 Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)                                     increase the Commitment of any Lender without the written consent of such Lender,

(ii)                                  reduce the principal amount of any Loan or LC Disbursement outstanding to any Lender or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of such Lender,

(iii)                               postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement outstanding to any Lender, or any interest thereon, or any fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment of any Lender, without the written consent of such Lender,

(iv)                              change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby, or

(v)                                 change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or

(vi)                              release all or substantially all of the Guarantors from their guarantee obligations under Article III without the written consent of each Lender;

and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or the Swingline Lender, as the case may be, and (y) that any modification or supplement of Article III shall require the consent of each Subsidiary Guarantor.

SECTION 10.03  Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing

Lender or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one firm of counsel for the Indemnitees and of any separate counsel that may be required in light of any conflicting interests among Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Obligor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Obligor against an Indemnitee for breach in bad faith, gross negligence or willful misconduct of such Indemnitee’s obligations hereunder or under any other Loan Document.

(c)                                  Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an Issuing Lender or the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the

Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several obligations.

(d)                                 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 10.04  Successors and Assigns.

(a)                                  Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.

(i)                                     Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of the Commitments or Syndicated Loans to a Lender; and

(C)                                each Issuing Lender.

(ii)                                  Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)                               Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(e) or (f), 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  Participations.

(i)                                     Participations Generally. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such

Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender selling participations shall keep a register in which it shall record the name of each Participant to which such Lender sells participations and the amount and terms of such participations, acting for this purpose as an agent of the Borrower.

(ii)                                  Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)                                 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05  Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17, Section 3.03 and Section 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06  Counterparts; Integration; Effectiveness; Electronic Execution

(a)                                  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.07  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Lender, irrespective of whether or not such Lender or such Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09  Governing Law; Jurisdiction; Etc.

(a)                                  Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)                                 Submission to Jurisdiction. Each Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the

Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 10.10  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11  European Monetary Union.

(a)                                  Definitions. As used herein, the following terms shall have the following meanings:

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

“Euros” means the single currency of Participating Member States of the European Union, which shall be an Agreed Foreign Currency and a Foreign Currency under this Agreement.

“National Currency” means the Currency, other than the Euro, of a Participating Member State.

“Participating Member State” means each state so described in any EMU Legislation.

“Target Operating Day” means any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year’s Day or (iii) any other day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (or any successor settlement system) is not scheduled to operate (as determined by the Administrative Agent).

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

(b)                                 Effectiveness of Provisions. The provisions of paragraphs (c) through (h) of this Section shall be effective on the date hereof, provided that, if and to the extent that any such provision relates to any state (or the Currency of such state) that is not a Participating Member State on the date hereof, such provision shall become effective in relation to such state (and such Currency) at and from the date on which such state becomes a Participating Member State.

(c)                                  Redenomination and Alternative Currencies. Each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency of a Participating Member State shall be redenominated in Euros in accordance with EMU Legislation; provided that, if and to the extent that any EMU Legislation provides that following the date hereof an amount denominated either in Euros or in the National Currency of a Participating Member State and payable within the Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or in such National Currency, any party to this Agreement shall be entitled to pay or repay any such amount either in Euros or in such National Currency.

(d)                                 Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in Euros or in a National Currency, the Administrative Agent shall not be liable to the Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euros or in such National Currency, as the case may be) to the account of any Lender in the Principal Financial Center in the Participating Member State which the Borrower or such Lender, as the case may be, shall have specified for such purpose. For the purposes of this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments in Euros or such National Currency.

(e)                                  Certain Rate Determinations. For the purposes of determining the date on which the LIBO Rate is determined under this Agreement for the Interest Period for any Borrowing denominated in Euros (or in any National Currency), references in this Agreement to Business Days shall be deemed to be references to Target Operating Days. In addition, if the Administrative Agent determines, with respect to the Interest Period for any Borrowing denominated in a National Currency, that there is no LIBOR displayed on the Screen for deposits denominated in such National Currency, the LIBO Rate for such Interest Period shall be based upon LIBOR displayed on the Screen for the offering of deposits denominated in Euros.

(f)                                    Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to the Currency of any state that becomes a Participating Member State shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such Currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

(g)                                 Rounding. Without prejudice and in addition to any method of conversion or rounding prescribed by the EMU Legislation, each reference in this Agreement to a minimum amount, or to a multiple of a specified amount, in a National Currency to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount, or to a multiple of such reasonably comparable and convenient amount, in Euros as the Administrative Agent may from time to time reasonably specify.

(h)                                 Other Consequential Changes. Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, except as expressly provided in this Section, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.

SECTION 10.12  Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City (or, in the case of Euros, London, England) or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of each Obligor under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Obligor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Obligor hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 10.13  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.14  Treatment of Certain Information; Confidentiality.

(a)                                  Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, with any Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b)                                 Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of

Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Lender or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than an Obligor.

For purposes of this Section, “Information” means all information received from any Obligor or any of its Subsidiaries relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by an Obligor or any of its Subsidiaries; provided that, in the case of information received from an Obligor or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER, EACH ISSUING LENDER AND THE ADMINISTRATIVE AGENT ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY ANY OBLIGOR OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER AND EACH ISSUING LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN

ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

UNLESS EXPRESSLY INDICATED OTHERWISE IN WRITING BY THE BORROWER (OR OTHERWISE PUBLICLY DISCLOSED BY THE BORROWER IN CONNECTION WITH ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION), ALL INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER (OR THE OTHER OBLIGORS) PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE TREATED BY THE LENDERS AS MATERIAL NON-PUBLIC INFORMATION.

SECTION 10.15  USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

SECTION 10.16  Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

BEST BUY CO., INC.

By	/s/ JOSEPH M. JOYCE
	Name:	Joseph M. Joyce
	Title:	SVP & Assistant Secretary

SUBSIDIARY GUARANTORS

BEST BUY STORES, L.P.
By:	BBC Property Co.,
its General Partner

	By	/s/ JOSEPH M. JOYCE
	Name:	Joseph M. Joyce
	Title:	SVP & Secretary

BBC PROPERTY CO.

By	/s/ JOSEPH M. JOYCE
	Name:	Joseph M. Joyce
	Title:	SVP & Secretary

BBC INVESTMENT CO.

By	/s/ JOSEPH M. JOYCE
	Name:	Joseph M. Joyce
	Title:	SVP & Secretary

Best Buy Co., Inc. Credit Agreement

LENDERS

JPMORGAN CHASE BANK, N.A.,
individually, as Swingline Lender, as Issuing Lender and as Administrative Agent

By	/s/ CHRISTINE HERRICK
	Name:	Christine Herrick
	Title:	Vice President

BANK OF AMERICA, N.A.

By	/s/ THOMAS KAINAMURA
	Name:	Thomas Kainamura
	Title:	Vice President

HSBC BANK USA, N.A.

By	/s/ KYU HWANG
	Name:	Kyu Hwang
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By	/s/ KAREN E. WEATHERS
	Name:	Karen E. Weathers
	Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ CASSANDRA DROOGAN
	Name:	Cassandra Droogan
	Title:	Vice President

By	/s/ CHRISTOPHER DAY
	Name:	Christopher Day
	Title:	Associate

Best Buy Co., Inc. Credit Agreement

LASALLE BANK NATIONAL ASSOCIATION

By	/s/ PEG LAUGHLIN
	Name:	Peg Laughlin
	Title:	Senior Vice President

LEHMAN COMMERCIAL PAPER INC.

By	/s/ JANINE M. SHUGAN
	Name:	Janine M. Shugan
	Title:	Authorized Signatory

UBS LOAN FINANCE LLC

By	/s/ DAVID B. JULIE
	Name:	David B. Julie
	Title:	Associate Director

By	/s/ IRJA R. OTSA
	Name:	Irja R. Otsa
	Title:	Associate Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ GREGORY J. STRAUSS
	Name:	Gregory J. Strauss
	Title:	Vice President

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to the assets of William Street Commitment Corporation)

By	/s/ MARK WALTON
	Name:	Mark Walton
	Title:	Assistant Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH

By	/s/ MATTHEW A. ROSS
	Name:	Matthew A. Ross
	Title:	Vice President & Manager

Best Buy Co., Inc. Credit Agreement

CITIBANK, N.A.

By	/s/ LEWIS B. FISHER
	Name:	Lewis B. Fisher
	Title:	Vice President

FIFTH THIRD BANK

By	/s/ GARY LOSEY
	Name:	Gary Losey
	Title:	Vice President

WACHOVIA BANK, N.A.

By	/s/ MARTHA M. WINTERS
	Name:	Martha M. Winters
	Title:	Director

ROYAL BANK OF CANADA

By	/s/ DUSTIN CRAVEN
	Name:	Dustin Craven
	Title:	Attorney-in-Fact

THE BANK OF NOVA SCOTIA

By	/s/ J.F. TODD
	Name:	J.F. Todd
	Title:	Managing Director

BANK OF CHINA, NEW YORK BRANCH

By	/s/ XIAOJING LI
	Name:	Xiaojing Li
	Title:	General Manager

Best Buy Co., Inc. Credit Agreement

SCHEDULE 1

Commitments

Name of Lender	Title	Commitment
JPMorgan Chase Bank, N.A.	Administrative Agent	$220,000,000
Bank of America, N.A.	Syndication Agent	$200,000,000
HSBC Bank USA, N.A.	Syndication Agent	$200,000,000
U.S. Bank National Association	Syndication Agent	$200,000,000
Credit Suisse, Cayman Islands Branch	Managing Agent	$180,000,000
LaSalle Bank National Association	Managing Agent	$180,000,000
Lehman Commercial Paper Inc.	Managing Agent	$180,000,000
UBS Loan Finance LLC	Managing Agent	$180,000,000
Wells Fargo Bank, National Association	Managing Agent	$180,000,000
William Street Commitment Corporation	Managing Agent	$180,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch	Co-Agent	$135,000,000
Citibank, N.A.	Co-Agent	$100,000,000
Fifth Third Bank	Co-Agent	$100,000,000
Wachovia Bank, N.A.	Co-Agent	$100,000,000
Royal Bank of Canada	Participant	$75,000,000
The Bank of Nova Scotia	Participant	$50,000,000
Bank of China, New York Branch	Participant	$40,000,000

	TOTAL:	$2,500,000,000

Schedule 1 to Credit Agreement

SCHEDULE 2

Existing and Available Indebtedness: Certain Existing Liens

Part A:  Existing and Available Indebtedness as of September 1, 20071

	$ in Millions
Best Buy Domestic Indebtedness[2]
2.25% Convertible Subordinated Debentures due 2022	$402.5
Financing Lease Obligations	148.1	[3]
Inventory Financing Facilities	29.0	[4]
Property Mortgage	8.6
Capitalized Lease Obligations (e.g., computer equipment, vehicles, cash registers, telephones, security and other equipment)	5.7
Other	2.4	[5]
Sub-Total Best Buy Domestic	596.3

Best Buy Shanghai Short and Long-Term Debt [6]	29.4	7 8

Jiangsu Five Star Short and Long-Term Debt [6]	30.4	[8]

Best Buy Canada, Ltd. Indebtedness [9]
Financing Lease Obligations	34.3	[3]
Capitalized Lease Obligations (e.g., computer equipment, vehicles, cash registers, telephones, security and other equipment)	18.4
Inventory Financing Facilities	12.2	[10]
Short and Long-Term Debt	0.0	[11]
Sub-Total Best Buy Canada, Ltd.	64.9

1  Balances approximate the amounts outstanding as of the Effective Date in all material respects.

2  Best Buy Domestic refers to all Best Buy Co., Inc. entities not separately included herein.

3  Amounts reimbursed from landlords on financing leases are recorded as financing lease obligations.

4  Best Buy Domestic has access to an inventory financing facility totaling US$210 million. The amount shown above reflects the amount included in other current liabilities as of the quarter ended September 1, 2007.

5  Amounts due to former owners of AudioVisions, Inc., a wholly owned subsidiary.

6  Chinese yuan (“CNY”) amounts are converted into US dollars assuming the exchange rate in effect as of September 1, 2007 of 1 USD = 7.55 CNY.

7  Best Buy Shanghai, Ltd. has two available revolving bank lines of credit as of the Effective Date. The first line of credit is in the amount of CNY 215 million and the second line of credit is in the amount of CNY 400 million. The amount shown above is the total amount outstanding under these bank lines of credit as of the quarter ended September 1, 2007.

8  Best Buy Co., Inc. has elected to consolidate the financial results of its Chinese affiliates on a two month lag. Therefore, the amount shown above is as of June 30, 2007.

9  Canadian dollar (“CAD”) amounts are converted into US dollars assuming the exchange rate in effect as of September 1, 2007 of 1 USD = 1.06 CAD.

10  Best Buy Canada, Ltd. has access to an inventory financing facility totaling US$25 million. The amount shown above reflects the amount included in other current liabilities as of the quarter ended September 1, 2007.

11 Best Buy Canada, Ltd./Magasins Best Buy Ltee (“Best Buy Canada”) has two available unsecured revolving bank lines of credit as of the Effective Date. The first line of credit is in the amount of CAD 20 million and is available at any time. The second line of credit in the amount of CAD 5 million and is only available from August 1 to and including January 31, annually. The amount shown above is the total amount outstanding under these bank lines of credit as of the quarter ended September 1, 2007.

Schedule 2 to Credit Agreement

SCHEDULE 2

Existing and Available Indebtedness: Certain Existing Liens

Part B:  Certain Existing Liens

Best Buy Co., Inc. Inventory Financing Facilities

Best Buy Canada, Ltd. Inventory Financing Facilities

Capitalized Lease Obligations (e.g., computer equipment, vehicles, cash registers, telephones, security and other equipment)

Property Mortgage (Galyan’s, Richfield, Minnesota)

Mortgages related to Best Buy’s Chinese affiliates

2

SCHEDULE 3

Restrictive Agreements

The Company is not aware of any Agreements that prohibit, restrict or impose any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary.

Schedule 3 to Credit Agreement

SCHEDULE 4

Subsidiaries*

State or Province of Formation
BBC Insurance Agency, Inc.	Minnesota
BBC Investment Co.	Nevada
BBY Networks, Inc.	Minnesota
Best Buy Stores, L.P.(1) §¶	Virginia
Nichols Distribution, LLC	Minnesota
BestBuy.com, LLC	Delaware
Best Buy Gov, LLC(2)	Delaware
CultureRx, LLC	Minnesota
Best Buy Stores Puerto Rico LLC	Puerto Rico
Best Buy Mobile	Delaware
BBC Property Co.	Minnesota
Best Buy Stores, L.P.§¶	Virginia
Nichols Distribution, LLC	Minnesota
BestBuy.com, LLC	Delaware
Best Buy Gov, LLC	Delaware
Club-TIX, LLC	Minnesota
CultureRx, LLC	Minnesota
Best Buy Stores Puerto Rico LLC	Puerto Rico
Best Buy Mobile	Delaware
Best Buy Enterprise Services, Inc.	Minnesota
BBCAN Financial Services, L.P.	Alberta
Best Buy Canada Ltd. §	Canada (Federal Corporation)
6349021 Canada Ltd.	Canada (Federal Corporation)
Howell & Associates, Inc.	Ontario
Siberra Corp.	Canada (Federal Corporation)
FutureGard Reinsurance Ltd.	Turks & Caicos Islands
Best Buy Holdings B.V.	Netherlands
Best Buy China Ltd.	Bermuda
Best Buy Purchasing, LLC(3)	Minnesota
BBY Business to Business, ULC	Nova Scotia
Geek Squad Europe, Ltd.	United Kingdom
Best Buy China Holdings, Ltd.	Republic of Mauritius
Best Buy Shanghai, Ltd.	People’s Republic of China (Corporation)
Jiangsu Five Star Capital Ltd.	Republic of Mauritius
Jiangsu Five Star Investment Ltd.	Republic of Mauritius
Pacific Sales Kitchen and Bath Centers, Inc.	California
Magnolia Hi-Fi, Inc.(4)	Washington
Redline Entertainment, Inc.	Minnesota
vpr Matrix, Inc.	Minnesota
vpr Matrix (Bermuda) Limited	Bermuda
vpr Matrix (Hong Kong) Limited	Hong Kong
vpr Matrix (Canada) Company	Nova Scotia
vpr Matrix B.V.	Netherlands
BBY Holdings International, Inc.	Minnesota

Schedule 4 to Credit Agreement

vpr Matrix (Hong Kong) Limited	Hong Kong
vpr Matrix (Canada) Company	Nova Scotia
vpr Matrix B.V.	Netherlands
CP Gal Ritchfield, LLC	Delaware
Best Buy Finance, Inc.	Minnesota
BBY (Mauritius I) Ltd.	Republic of Mauritius
BBY (Mauritius II) Ltd.	Republic of Mauritius
Best Buy China	People’s Republic of China (Business Trust)
BBY (Mauritius III) Ltd.	Republic of Mauritius
Best Buy (AsiaPacific) Limited	People’s Republic of China (Corporation)
Five Star Trust	People’s Republic of China (Business Trust)
Best Buy Jiangsu Ltd.	Republic of Mauritius
Jiangsu Five Star Appliance Co., Ltd.	People’s Republic of China (Corporation)
Best Buy International Finance, S.a.r.l.	Luxembourg
Best Buy Enterprise Services, S. de R.L. de C.V	Mexico
Best Buy Stores, S. de R.L. de C.V	Mexico
CCL Insurance Company	Vermont
Speakeasy, Inc.	Washington
Belltown Leasing, LLC	Washington
Speakeasy Broadband Services, LLC	Nevada

*                                         Indirect subsidiaries are indicated by indentation.

§                                         Material subsidiary

¶                                          Specified subsidiary

Also doing business as:

(1)                Geek Squad, Audiovisions, Xtreme Value Electronics, Studio D of Naperville, Escape Powered by Best Buy, 2nd Turn, Magnolia Home Theater, FutureShop

(2)                Best Buy Blue, BBC Gov

(3)                Dynex

(4)                Magnolia Home Theater, Magnolia Audio Video

2

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]12 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]13 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]14 hereunder are several and not joint.]15  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

12                                        For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

13                                        For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

14                                        Select as appropriate.

15                                        Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3. Borrower(s):

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:

The $2,500,000,000 CREDIT AGREEMENT dated as of September 19, 2007 between Best Buy Co., Inc., the Subsidiary Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders

6. Assigned Interest[s]:

Assignor [s][16]	Assignee [s][17]	Aggregate Amount of Commitment/ Loans for all Lenders[18]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[19]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7. Trade Date: ][20]

16                                        List each Assignor, as appropriate.

17                                        List each Assignee, as appropriate.

18                                        Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

19                                        Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

20                                        To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date:                            , 20          [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][21]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][22]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

21                                        Add additional signature blocks as needed.

22                                        Add additional signature blocks as needed.

3

[Consented to and]23 Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By
Title:

[Consented to:][24]

[NAME OF RELEVANT PARTY]

By
Title:

23                                        To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

24                                        To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

4

ANNEX 1

[                        ]25

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                       Representations and Warranties.

1.1                                 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                              Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section    (b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section    (b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in

25                                        Describe Credit Agreement at option of Administrative Agent.

accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

[Form of Guarantee Assumption Agreement]

GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of                          ,              by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR], a                  corporation (the “Additional Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the lenders or other financial institutions or entities party as “Lenders” to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”). Best Buy Co., Inc., a Minnesota corporation, the Subsidiary Guarantors referred to therein, the Lenders referred to therein and the Administrative Agent are parties to a CREDIT AGREEMENT dated as of [               ], 2007 (as modified and supplemented and in effect from time to time, the “Credit Agreement”).

Pursuant to Section 6.08 of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 3.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Article III of the Credit Agreement. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Credit Agreement with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 6.08 of the Credit Agreement to the Lenders and the Administrative Agent.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By
Title:

Accepted and agreed:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

EXHIBIT C

JOSEPH M. JOYCE

SENIOR VICE PRESIDENT, GENERAL COUNSEL AND ASSISTANT SECRETARY

Tel:	(612) 291-7445
Email:	joe.joyce@bestbuy.com

September 19, 2007

The lenders on the date hereof that are parties to the Credit Agreement referred to below

and

JPMorgan Chase Bank N.A., as agent for such lenders
270 Park Avenue
New York, New York 10004

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Assistant Secretary of Best Buy Co., Inc., a Minnesota corporation (the “Borrower”), and have acted as such in connection with that certain Credit Agreement dated as of September 19, 2007 (the “Credit Agreement”), among the Borrower, the subsidiary guarantors party thereto (“Subsidiary Guarantors”), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

This letter is furnished pursuant to Section 5.01(b) of the Credit Agreement.

As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case I have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge (in which case I have with your consent made no or limited inquiry as specified below). I have examined, among other things, the following:

(a)                                  the Credit Agreement;

(b)                                 each Promissory Note executed by the Borrower in favor of a Lender dated the date hereof (the “Notes”); and

(c)                                  the Articles of Incorporation and Bylaws or Certificate of Limited Partnership, as applicable, of the Borrower and the Subsidiary Guarantors (the “Governing Documents”).

With your consent, I have relied with respect to certain factual matters upon the foregoing, including the representations and warranties of the Borrower and the Subsidiary Guarantors in the Credit Agreement, and upon certificates of officer(s) of the Borrower and the Subsidiary Guarantors and of others. I have not independently verified such factual matters.

Opinion of General Counsel to the Borrower

I am opining herein as to the effect on the subject transaction only of the Minnesota Business Corporation Act (“MBCA”), the General Corporation Law of Nevada (“GCLN”) and the Virginia Revised Uniform Limited Partnership Act (“VULPA”) (each of the foregoing, a “Constitutive Law”), as applicable to the Borrower or Subsidiary Guarantors existing under such law. Except as described in the previous sentence, I express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or any other laws in any such jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. I call to your attention that I am admitted to practice law only in the State of Minnesota.

Unless otherwise stated herein, my opinions herein are based upon my consideration of only those statutes, rules and regulations which, in my experience, are normally applicable to borrowers and guarantors in unsecured loan transactions. I express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status of any parties to the Credit Agreement or the legal or regulatory status of any of their affiliates. Various issues pertaining to the Borrower and the Subsidiary Guarantors and the transactions contemplated by the Credit Agreement are addressed in the opinion of Latham & Watkins LLP separately provided to you. I express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, I have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof:

1.                                       Each of the Borrower and BBC Property Co. is a corporation under the MBCA with corporate power and authority to enter into the Credit Agreement (and in the case of Borrower, the Notes), to incur liability thereunder in respect of borrowings under the Credit Agreement (and in the case of the Borrower, the Notes) and to perform its obligations thereunder. Based on certificates from public officials, I confirm that each of the Borrower and BBC Property Co. is validly existing and in good standing under the MBCA.

2.                                       BBC Investment Co. is a corporation under the GCLN with corporate power and authority to enter into the Credit Agreement and to perform its obligations thereunder. Based on certificates from public officials, I confirm that BBC Investment Co. is validly existing and in good standing under the GCLN.

3.                                       Best Buy Stores, L.P., is a limited partnership under the VULPA with limited partnership power and authority to enter into the Credit Agreement and to perform its obligations thereunder. Based on certificates from public officials, I confirm that Best Buy Stores, L.P. is validly existing and in good standing under the VULPA.

4.                                       The execution, delivery and performance of the Credit Agreement (and in the case of the Borrower, the Notes) by the Borrower and each of the Subsidiary Guarantors has been duly authorized by all necessary organizational (corporate or limited partnership) action of the Borrower or such Subsidiary Guarantors and the Credit Agreement (and in the case of the Borrower, the Notes) has been duly executed and delivered by the Borrower and each Subsidiary Guarantor.

2

5.                                       The execution and delivery of the Credit Agreement (and in the case of the Borrower, the Notes) by the Borrower and each Subsidiary Guarantor party thereto on the date hereof does not:

(i)                                     violate the provisions of its Governing Documents;

(ii)                                  violate its Constitutive Law;

(iii)                               require any consents, approvals, or authorizations to be obtained by it from, or any registrations, declarations or filings to be made by it with, any governmental authority under its Constitutive Law that have not been obtained or made; or

(iv)                              violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries.

6.                                       Except as disclosed in the Annual Report on Form 10-K of the Borrower for the fiscal year ended March 3, 2007 as filed with the Securities and Exchange Commission, there are no material actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to my knowledge, threatened against or affecting the Borrower or any of its Subsidiaries that would purport to affect the legality, validity or enforceability of any Loan Document, the borrowing or repayment of any Loans, or the issuance of any Letter of Credit or payment of any reimbursement obligation in respect thereof.

I express no opinion as to the enforceability of any document or as to compliance with any laws other than, as to the Borrower or the Subsidiary Guarantors, its Constitutive Law.

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose or furnished or quoted by you to any other person, firm or entity for any other purpose and may not be assigned to or relied on by any other person, firm or entity for any purpose, in each case without my prior written consent, which may be granted or withheld in my discretion. At your request, I hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 10.04(b) of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) I have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which I may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

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Very truly yours,

/S/ JOSEPH M. JOYCE

SENIOR VICE PRESIDENT, GENERAL COUNSEL AND ASSISTANT SECRETARY

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EXHIBIT D

Latham & Watkins LLP

53rd at Third

885 Third Avenue

New York, New York 10022-4834

Tel: (212) 906-1200 Fax: (212) 751-4864 www.lw.com

September 19, 2007

The lenders on the date hereof that are parties to the Credit

Agreement referred to below and

JPMorgan Chase Bank, NA., as agent for such lenders 270 Park Avenue

New York, NY 10017

Ladies and Gentlemen:

We have acted as special counsel to Best Buy Co. Inc., a Minnesota corporation (the “Borrower”), in connection with that certain Credit Agreement dated as of 19, 2007 (the “Credit Agreement”), among the Borrower, the subsidiary guarantors party thereto (“Subsidiary Guarantors”), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

This letter is furnished pursuant to Section 5.01(b) of the Credit Agreement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge (in which case we have with your consent made no or limited inquiry as specified below). We have examined, among other things:

(a)                             the Credit Agreement; and

(b)                            each Promissory Note executed by the Borrower in favor of a Lender dated the date hereof (the “Notes”).

The documents described in subsections (a) — (b) above are referred to herein collectively as the “Loan Documents.”

With your consent, we have relied with respect to certain factual matters upon the foregoing, including the representations and warranties of the Borrower and Subsidiary

Guarantors in the Credit Agreement, and upon certificates of officer(s) of the Borrower and Subsidiary Guarantors and of others. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of the States of New York. We express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Unless otherwise stated herein, our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers and guarantors in unsecured loan transactions. We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status of any parties to the Loan Documents or the legal or regulatory status of any of their affiliates. Various issues pertaining to the Borrower and Subsidiary Guarantors and the transactions contemplated by the Loan Documents are addressed in the opinion of Joseph M. Joyce, Senior Vice-President, General Counsel and Assistant Secretary of the Borrower, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

We have, with your consent, assumed that all conditions to effectiveness of the Credit Agreement have been satisfied or waived and that the Credit Agreement is effective.

Subject to the foregoing, assuming each and all of the matters set forth in the penultimate paragraph of this letter and subject to the other matters set forth herein, it is our opinion that, as of the date hereof:

1.                                       Each of the Loan Documents constitutes a legally valid and binding obligation of the Borrower and the Subsidiary Guarantors party thereto, enforceable against the Borrower and such Subsidiary Guarantors in accordance with its terms.

2.                                       The execution and delivery of the Loan Documents by the Borrower and the Subsidiary Guarantors party thereto on the date hereof, and the borrowing of the initial Loans under the Credit Agreement on the date hereof, do not:

(i)                                     violate any federal or New York statute, rule, or regulation applicable to the Borrower (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) or the Subsidiary Guarantors; or

(ii)                                  require any consents, approvals, or authorizations to be obtained by the Borrower or any Subsidiary Guarantor from, or any registrations, declarations or filings to be made by the Borrower or such Subsidiary Guarantor

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with, any governmental authority under any federal or New York statute, rule or regulation applicable to the Borrower or the Subsidiary Guarantors that have not been obtained or made.

3.                                  The Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Our opinions are subject to:

(a)                                       the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, or the judicial application of foreign laws or governmental actions affecting creditors’ rights;

(b)                                      the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought;

(c)                                       the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of or contribution to a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy;

(d)                                      we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) powers and trusts; (x) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xii) the severability, if invalid, of provisions to the foregoing effect; and

(e)                                       we express no opinion as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, margin regulations (except as set forth in paragraph 2(i)), NYSE rules, pension or employee benefit laws, usury laws (other than those of the State of New York) and environmental laws (without limiting other laws excluded by customary practice).

The opinions set forth above are also subject to (i) the effect of provisions of the New

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York Uniform Commercial Code and other general legal principles, which impose a duty to act in good faith and in a commercially reasonable manner, and (ii) the effect of Sections 9-406 or 9-408 of the New York Uniform Commercial Code on any provision of the Credit Agreement that purports to prohibit, restrict, require consent for or otherwise condition the assignment of rights under the Credit Agreement.

We call your attention that enforcement of a claim denominated in a foreign currency may be limited by requirements that the claim (or a judgment in respect of the claim) be converted into United States dollars, and we express no opinion as to the enforceability of any indemnity for losses associated with the exchange of the judgment currency into any other currency.

With your consent, we have assumed (a) that each of the Borrower and the Subsidiary Guarantors exists and has the right, power and authority to execute, deliver and perform its obligations under the Loan Documents under all laws applicable to it, (b) that the Loan Documents have been duly authorized, executed and delivered by each of the Borrower and Subsidiary Guarantors party thereto and by each other party thereto, (c) that the Loan Documents constitutes a legally valid and binding obligation of all parties thereto other than the Borrower and Subsidiary Guarantors party thereto, enforceable against each of such parties in accordance with its terms, and (d) that the status of the Loan Documents as legally valid and binding obligation of each party thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have opined as to such matters with respect to the Borrower or the Subsidiary Guarantors in paragraph 2(ii) of this letter.

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose or furnished or quoted by you to any other person, firm or entity for any other purpose and may not be assigned to or relied on by any other person, firm or entity for any purpose, in each case without our prior written consent, which may be granted or withheld in our discretion. At your request, we hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 10.04(b) of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

/s/ LATHAM & WATKINS LLP

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EXHIBIT E

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005-1413

September 19, 2007

To the Lenders that are parties to the

Credit Agreement referred to below

and JPMorgan Chase Bank, N.A., as Administrative

Agent for such Lenders (the “Administrative Agent”)

Ladies and Gentlemen:

We have acted as special New York counsel to JPMorgan Chase Bank, N.A. in connection with the Credit Agreement dated as of September 19, 2007 (the “Credit Agreement”) between Best Buy Co., Inc. (the “Borrower”), Best Buy Stores, L.P. (“Stores”), BBC Investment Co. (“BBCI”), BBC Property Co. (“BBCP” and, together with Stores and BBCI, the “Subsidiary Guarantors, and the Subsidiary Guarantors together with the Borrower, the “Obligors”), the financial institutions referred to as “Lenders” in the Credit Agreement (the “Lenders”) and the Administrative Agent. Terms defined in the Credit Agreement have the same respective defined meanings when used herein.

In rendering the opinions expressed below, we have examined executed counterparts of the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement or in certificates delivered by or on behalf of the Obligors pursuant thereto. We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth below, as to the Obligors) constitutes legal, valid, binding and enforceable obligations of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate, partnership or other) to execute, deliver and perform the same.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes a legal, valid and binding obligation of each Obligor, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of each of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are also subject to the following comments and qualifications:

(A)                              The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(B)                                The enforceability of Section 10.03(b) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, wilful misconduct or unlawful conduct.

(C)                                We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) Section 3.06 of the Credit Agreement, (iii) Section 3.09 of the Credit Agreement, (iv) the next to last sentence of Section 10.04(c)(i) of the Credit Agreement, (v) Section 10.08 of the Credit Agreement, (vi) the first sentence of Section 10.09(b) of the Credit Agreement insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (vii) the waiver of inconvenient forum set forth in Section 10.09(c) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York or (viii) Section 10.12 of the Credit Agreement.

(D)                               Section 3.02 of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations as defined therein are materially modified.

(E)                                 We express no opinion as to the applicability to the obligations of the Subsidiary Guarantors under Article 3 of the Credit Agreement (or the

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enforceability of such obligations under) Section 548 of the Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations, or the provisions of the law of the jurisdiction of incorporation of any Subsidiary Guarantor restricting dividends, loans or other distributions by a corporation for the benefit of its stockholders.

(F) We wish to point out with reference to obligations stated to be payable in a currency other than Dollars that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in such other currency would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in such other currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction.

This opinion letter is provided to you by us as special New York counsel to JPMorgan Chase Bank, N.A. pursuant to Section 5.01(c) of the Credit Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without our prior written consent in each instance.

Very truly yours,

/s/ MILBANK, TWEED, HADLEY & McCLOY LLP

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EXHIBIT F

MCR Cost

Calculation of Mandatory Cost Rate

1.                                 The MCR Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period for any Loan denominated in Pounds Sterling or Euros (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender participating in such Loan, in accordance with the paragraphs set out below. The MCR Cost will be calculated by the Administrative Agent as a weighted average of such Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each such Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                      in relation to a Loan in Pounds Sterling:

per cent. per annum

(b)                                     in relation to a Loan in Euros:

per cent. per annum.

Where:

A                           is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                             is the percentage rate of interest (excluding the Applicable Rate and the MCR Cost and, if applicable, any additional rate of interest specified in paragraph (d) of Section 2.13 (Interest)) payable for the relevant Interest Period on the Loan.

C                             is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                            is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E                              is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Exhibit F:

(a)                                      “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                     “Facility Office” means:

(i)                                       in respect of a Lender or an Issuing Lender, the office or offices notified by that Lender or that Issuing Lender to the Administrative Agent in writing on or before the date it becomes a Lender or an Issuing Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(ii)                                    in respect of any other Lender, Issuing Lender or the Administrative Agent, the office in the jurisdiction in which it is resident for tax purposes;

(c)                                      “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)                                     “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)                                      “Reference Banks” means the principal London offices of JPMorgan Chase Bank, N.A., Bank of America, N.A. and HSBC Bank plc; and

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(f)                                        “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.                                 If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                 Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                      the jurisdiction of its Facility Office; and

(b)                                     any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.                                 The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                           The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

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11.                           The Administrative Agent shall distribute the additional amounts received as a result of the MCR Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                           Any determination by the Administrative Agent pursuant to this Exhibit F in relation to a formula, the MCR Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.                           The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Exhibit F in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

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EXHIBIT G

[Form of Non-Bank Certificate]

NON-BANK CERTIFICATE

Reference is made to the Credit Agreement, dated as of September 19, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Best Buy Co., Inc., a Minnesota corporation, the subsidiary guarantors party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. [                     ] (the “Foreign Lender”) is providing this certificate pursuant to Section 2.17(e) of the Credit Agreement. The Foreign Lender hereby represents and warrants that:

1.                                       The Foreign Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2.                                       The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a)                                  the Foreign Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)                                 the Foreign Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.                                       The Foreign Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4.                                       The Foreign Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

EXHIBIT H

[Form of Borrowing Request]

BORROWING REQUEST

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

  for the Lenders parties to the Credit

  Agreement referred to below

Attention:  [             ]

Ladies and Gentlemen:

The undersigned, Best Buy Co., Inc. (the “Borrower”), refers to the Credit Agreement, dated as of September 19, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the subsidiary guarantors party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, and hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Syndicated Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing as required by Section 2.03(b) of the Credit Agreement:

(i)                                     the aggregate amount and Currency of the Borrowing is                ;

(ii)                                  the Business Day of the Borrowing is                 ;

(iii)                               the Type of Loans initially comprising the Borrowing is [ABR Loans] [Eurocurrency Loans];

(v)                                 the initial Interest Period for each Loan made as part of the Borrowing is        [days/month[s]]26; and

(vi)                              the Borrowing is to be credited to the Borrower at               , ABA #                    , Account #                     , Attention:              .

Very truly yours,

BEST BUY CO., INC.

By:
Name:
Title:

26                                        For Eurocurrency Loans only. To be a period permitted under the definition of “Interest Period” in Article 1 of the Credit Agreement.